Exhibit 99.1

CONTACTS:	Dennis Oates	Douglas McSorley	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS SECOND QUARTER 2012 RESULTS

- Sales are $67.9 Million; EPS is $0.62

- North Jackson Facility Is Operationally Accretive to Results

- Quarter-end Backlog Totals $89.0 Million

- Conference Call and Webcast Scheduled for Tomorrow, July 20, at 9:00 a.m. (ET)

BRIDGEVILLE, PA, July 19, 2012 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) reported today that sales for the second quarter of 2012 were $67.9 million, an increase of 7% from the second quarter of 2011 but 9% below the record 2012 first quarter.

Operating income for the second quarter of 2012 was $7.3 million, a decline of 14% from the second quarter of 2011 and 25% below the 2012 first quarter. Operating income was 10.8% of sales in the second quarter of 2012 compared with 13.4% in the second quarter of 2011 and 13.0% of sales in the 2012 first quarter.

Net income for the second quarter of 2012 was $4.5 million, or $0.62 per diluted share, which includes a benefit of $0.02 per diluted share due to research and development tax credits. This compares with net income of $5.5 million, or $0.79 per diluted share, in the second quarter of 2011, which included $0.04 per diluted share of expense for the acquisition of the Company’s North Jackson facility. In the first quarter of 2012, net income was $6.3 million, or $0.86 per diluted share, including a benefit of $0.07 per diluted share due to state income tax adjustments as well as an after-tax loss of $0.2 million, or $0.03 per diluted share, attributable to the ramp-up of North Jackson. The operating income of the Company‘s North Jackson facility was accretive to second quarter 2012 results.

For the second quarter of 2012, the Company narrowed its negative cash flow from operations to $0.5 million despite investment in working capital and in the ramp-up of North Jackson. Capital expenditures were $10.3 million in the second quarter, including $7.2 million for the North Jackson operation. At June 30, 2012, the Company had total debt of $114.7 million, or 37.3% of total capitalization.

Shipment volume for the second quarter of 2012 increased 6% from the second quarter of 2011 but was 5% lower than the 2012 first quarter. Compared to the first quarter of 2012, tons shipped to the aerospace, petrochemical and power generation markets declined by 10%, 11% and 25%, respectively, while service center plate volume increased 48%.

Chairman, President and CEO Dennis Oates commented: “Despite continued end market strength, we experienced changes in our customers’ buying patterns as the second quarter progressed. Falling raw material prices and the prospect of lower future surcharges combined with growing economic caution influenced customers to reduce their order quantities, negatively impacting our shipment volume, order entry and backlog.

“The lower shipment volume and the gap between surcharges and our raw material costs reduced margins in the second quarter, although our operating margin as a percentage of sales remained above 10%. As anticipated we reached an important milestone in the quarter with our North Jackson facility becoming operationally accretive for the first time.

“Soft demand due to channel inventory adjustments is expected to continue through the normal summer slowdown. However, the fundamental drivers of our end markets remain in place and our long-term growth strategy and prospects remain intact.”

Segment Review

For the second quarter of 2012, the Universal Stainless & Alloy Products segment, including the North Jackson operation, had sales of $61.8 million and operating income of $4.5 million, yielding an operating margin of 7.2% of sales. In the second quarter of 2011, sales were $60.4 million and operating income was $6.4 million, or 10.7% of sales. For the first quarter of 2012, sales were $60.3 million and operating income was $5.8 million, or 9.6% of sales.

Segment sales increased 2% from the second quarter of 2011 on 2% higher tons shipped mainly due to increased shipments to service centers and of conversion pounds with the addition of North Jackson, offset by lower shipments to forgers of quick-turn ingot. Segment sales increased 3% from the 2012 first quarter on a 2% increase in volume, including higher shipments of tool steel to service centers, offset by lower shipments to forgers.

Sales for the Dunkirk Specialty Steel segment were $25.3 million for the second quarter of 2012 and operating income was $2.7 million, yielding an operating margin of 10.7% of sales. This compares with sales in the second quarter of 2011 of $25.6 million and operating income of $3.0 million, or 11.6% of sales. In the first quarter of 2012, sales were $30.5 million and operating income was $3.4 million, or 11.0% of sales

Dunkirk’s sales decreased 1% from the second quarter of 2011 on a 5% decrease in tons shipped. Dunkirk’s sales decreased 17% from the 2012 first quarter on 18% lower tons shipped, due to lower shipments to all major customer categories.

Webcast

The Company has scheduled a conference call for tomorrow, July 20, at 9:00 a.m. (Eastern) to discuss second quarter results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the third quarter of 2012.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, petrochemical and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the

Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

- TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share information)

(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Quarter Ended June 30,		For the Six-Months Ended June 30,
	2012*	2011	2012*	2011
Net Sales
Stainless steel	$52,286	$48,253	$112,412	$95,051
Tool steel	6,565	7,478	10,870	12,969
High-strength low alloy steel	5,841	4,771	12,079	9,485
High-temperature alloy steel	1,728	1,778	4,169	3,458
Conversion services	1,397	996	2,864	2,010
Scrap sales and other	49	42	86	156

Total net sales	67,866	63,318	142,480	123,129
Cost of products sold	56,296	51,146	116,635	100,159
Selling and administrative expenses	4,263	3,697	8,846	7,527

Operating income	7,307	8,475	16,999	15,443
Interest expense	(618)	(118)	(1,322)	(243)
Other income	38	143	61	143

Income before income taxes	6,727	8,500	15,738	15,343
Income tax provision	2,222	2,975	4,947	5,370

Net income	$4,505	$5,525	$10,791	$9,973

Earnings per common share – Basic	$0.66	$0.81	$1.57	$1.46

Earnings per common share – Diluted **	$0.62	$0.79	$1.48	$1.43

Weighted average shares of Common Stock outstanding
Basic	6,863,904	6,821,567	6,856,310	6,817,317
Diluted	7,465,260	6,995,361	7,445,391	6,973,785

MARKET SEGMENT INFORMATION

	For the Quarter Ended June 30,		For the Six-Months Ended June 30,
	2012*	2011	2012*	2011
Net Sales
Service centers	$41,804	$34,305	$83,460	$62,933
Forgers	9,149	11,925	22,868	23,795
Rerollers	10,426	10,672	21,422	23,477
Original equipment manufacturers	3,548	4,205	8,545	8,326
Wire redrawers	1,493	1,173	3,235	2,432
Conversion services	1,397	996	2,864	2,010
Scrap sales and other	49	42	86	156

Total net sales	$67,866	$63,318	$142,480	$123,129

Tons Shipped	13,277	12,591	27,311	25,604

*	Includes the results of the North Jackson operation, which was acquired on August 18, 2011.
**	2012 diluted earnings per common share have been adjusted for interest expense on convertible notes.

BUSINESS SEGMENT RESULTS

Universal Stainless & Alloy Products Segment

	For the Quarter Ended June 30,		For the Six-Months Ended June 30,
	2012*	2011	2012*	2011
Net Sales
Stainless steel	$32,675	$28,657	$68,788	$59,234
Tool steel	6,088	7,092	9,857	12,137
High-strength low alloy steel	1,931	688	3,987	1,154
High-temperature alloy steel	528	569	1,488	1,427
Conversion services	1,337	772	2,610	1,562
Scrap sales and other	37	21	98	129

	42,596	37,799	86,828	75,643
Intersegment	19,215	22,652	35,247	39,958

Total net sales	61,811	60,451	122,075	115,601
Material cost of sales	31,113	31,987	59,979	61,073
Operation cost of sales	23,555	19,709	46,196	38,300
Selling and administrative expenses	2,671	2,309	5,652	4,868

Operating income	$4,472	$6,446	$10,248	$11,360

*	The Universal Stainless & Alloy Products segment includes the results of the North Jackson operation from the August 18, 2011 acquisition date.

Dunkirk Specialty Steel Segment

	For the Quarter Ended June 30,		For the Six-Months Ended June 30,
	2012	2011	2012	2011
Net Sales
Stainless steel	$19,611	$19,596	$43,624	$35,817
Tool steel	477	386	1,013	832
High-strength low alloy steel	3,910	4,083	8,092	8,331
High-temperature alloy steel	1,200	1,209	2,681	2,031
Conversion services	60	224	254	448
Scrap sales and other	12	21	(12)	27

	25,270	25,519	55,652	47,486
Intersegment	68	78	179	92

Total net sales	25,338	25,597	55,831	47,578
Material cost of sales	14,687	15,673	32,861	29,017
Operation cost of sales	6,346	5,561	13,696	10,602
Selling and administrative expenses	1,592	1,388	3,194	2,659

Operating income	$2,713	$2,975	$6,080	$5,300

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
Assets

Cash	$180	$274
Accounts receivable, net	40,847	34,554
Inventory, net	103,086	85,088
Deferred income taxes	21,845	28,438
Refundable income taxes	5,090	4,844
Other current assets	2,349	2,198

Total current assets	173,397	155,396
Property, plant and equipment, net	197,398	183,148
Goodwill	20,479	20,479
Long-term refundable income taxes	1,305	—
Other long-term assets	2,709	2,649

Total assets	$395,288	$361,672

Liabilities and Stockholders’ Equity

Accounts payable	$28,952	$29,912
Accrued employment costs	4,972	7,547
Current portion of long-term debt	—	3,000
Other current liabilities	1,788	966

Total current liabilities	35,712	41,425
Long-term debt	114,731	91,650
Deferred income taxes	52,038	48,291
Other long-term liabilities	172	—

Total liabilities	202,653	181,366
Stockholders’ equity	192,635	180,306

Total liabilities and stockholders’ equity	$395,288	$361,672

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Six-Months Ended June 30,
	2012*	2011
Operating activities:
Net income	$10,791	$9,973
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,096	2,931
Deferred income tax	10,341	(211)
Share-based compensation expense, net	672	745
Changes in assets and liabilities:
Accounts receivable, net	(6,293)	(3,693)
Inventory, net	(17,998)	(13,408)
Accounts payable	(4,825)	2,048
Accrued employment costs	(2,575)	(618)
Income taxes	(1,222)	743
Other, net	680	(252)

Net cash used in operating activities	(4,333)	(1,742)

Investing activities:
Capital expenditures, net of amount included in accounts payable	(16,196)	(3,672)

Net cash used in investing activities	(16,196)	(3,672)

Financing activities:
Payment on term loan facility	(20,000)	—
Borrowings under revolving credit facility	78,664	—
Payments on revolving credit facility	(38,583)	—
Debt repayments	—	(1,416)
Proceeds from the issuance of Common Stock	770	404
Payment of deferred financing costs	(348)	—
Purchase of Treasury Stock	(233)	—
Tax benefit from share-based payment arrangements	165	60

Net cash provided by (used in) financing activities	20,435	(952)

Net decrease in cash	(94)	(6,366)
Cash at beginning of period	274	34,400

Cash at end of period	$180	$28,034

Supplemental Non-Cash Investing Activity:
Capital expenditures included in accounts payable	$3,865	$944

*	Includes the results of the North Jackson operation, which was acquired on August 18, 2011.